SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

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1934

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[ ]   Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)).
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[ ]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

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                          NAUTICA ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)
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                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                    JEWELCOR MANAGEMENT, INC., RCG AMBROSE
                 MASTER FUND, LTD. and RAMIUS SECURITIES, LLC
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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Total fee paid:

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


                            BARINGTON COMPANIES GROUP
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                            New York, New York 10019
                                  212-974-5700

                An Important Message to All Nautica Stockholders
                ------------------------------------------------

Dear Fellow Nautica Stockholders:

We are writing to ask for your support to elect our two nominees, William J. Fox and James A. Mitarotonda, to the Nautica Enterprises, Inc. ("Nautica" or the "Company") board of directors. We believe the current board of directors has failed to maximize shareholder value. Due to the limited number of independent members on the current board and its disappointing oversight of operations, in our view, shareholder value has been diminished. We believe Nautica's board of directors needs a greater number of independent and experienced directors who will represent the interests of all stockholders and advocate the maximization of shareholder value. The Company, in fact, has announced in its proxy materials for the 2003 annual meeting that it "plans to name two new independent directors by the 2004 annual meeting." We are seeking additional independent representation on Nautica's board of directors not next year - but now!

We have nominated two individuals who will bring added independence and objectivity to the Company's board and advocate the interests of all stockholders. Our highly-qualified nominees possess strong retail, operating and financial experience that should help to maximize shareholder value. In addition, we are asking you to support our proposed change to the Company's by-laws to allow stockholders who own, individually or in the aggregate, 10% or more of the Company's common stock to call a special meeting of the stockholders. The Barington Companies group owns 1,058,400 shares or approximately 3.2% of the Company's outstanding common stock.

In addition to soliciting your vote for our nominees, we also intend to vote our proxies to re-elect all of the Company's incumbent directors other than Charles
H. Scherer and John Varvatos. A vote in favor of our proposals will result in the election of a complete eight member board of directors, consisting of our two nominees and six of the incumbent members of the board.

Our nominees look forward to working constructively with the other members of the Company's board elected at the 2003 annual meeting. Our goals are simple, straightforward and, in our opinion, will benefit all Nautica stockholders:

                                       WE WANT TO PRODUCE THE
                                         MAXIMUM VALUE FOR
                                       NAUTICA'S STOCKHOLDERS!




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


If elected, our nominees intend to urge the Company's board to take the following actions:

     o    Reduce the Company's operating expenses to improve profitability

     o Revise the Company's strategic plan in order to enhance the Nautica brand and improve its competitiveness in the retail marketplace

     o    Evaluate the Company's use of capital to maximize returns on equity

     o Restructure compensation packages of selected executives at the Company to tie compensation to specified improvement levels in shareholder value

     o    Separate the role of Chairman and Chief Executive Officer

     o Review change of control provisions in selected Company contracts to align the interests of the board and the stockholders

     o Promote corporate democracy at the Company by eliminating the stockholder rights plan and allowing stockholders to act by written consent

     o Explore value-enhancing strategic initiatives, including a possible sale or merger of the Company



              We Ask for Your Support and Need Every Stockholder's
                           Vote to Make a Difference



              Nautica's Board Lacks Sufficient Representation from
                Independent, Experienced and Committed Directors
                ------------------------------------------------


As part of our proxy, we plan to withhold our votes for two of the Company's director nominees, Charles H. Scherer and John Varvatos, based on our belief that they lack independence, appropriate qualifications and commitment. Our reasons are as follows:

     o Mr. Scherer serves as managing partner of Hughes Hubbard & Reed LLP, a law firm that received nearly $3.5 million in legal fees from Nautica over the past three fiscal years and at which Samuel Sultanik, the brother-in-law of the Company's Chairman, President and Chief Executive Officer, serves as a partner.

     o John Varvatos, President of the John Varvatos Company, a subsidiary of Nautica, has attended fewer than 75% of the Company's board meetings during the past year. In fact, based on Mr. Varvatos's attendance record, Institutional Shareholders Services, a nationally recognized provider of proxy voting recommendations to institutional



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     investors, recommended in its most recent Proxy Alert on Nautica that shareholders withhold their vote for him.



                The Nominees of the Barington Companies Group are
                    Committed to Maximizing Stockholder Value

Our two nominees have significant retail and consumer products industry, operating and financial experience which we believe can produce enhanced value for all stockholders.

          o William J. Fox serves as Chairman, President and Chief Executive Officer of AKI, Inc., an international multi-sensory marketing company with many clients in the beauty care, personal care and fashion industries, and Co-Chairman of Loehmanns Holding, Inc., a women's specialty apparel retailer, and was formerly a senior executive with Revlon, Inc. and MacAndrews & Forbes.

          o James A. Mitarotonda is Chairman, President and Chief Executive Officer of Barington Companies Equity Partners, L.P., an investment firm that seeks to act as a catalyst in order to enhance shareholder value, President, Chief Executive Officer and a director of MM Companies, Inc., and Co-Chairman, Co-President and Co-Chief Executive Officer of Liquid Audio, Inc.

Our nominees have established credentials in business, finance, and management. They will work constructively with the other members elected to the Company's board at the 2003 annual meeting to produce enhanced value for Nautica's stockholders - right now. Our nominees are also committed to eliminating the Company's poison pill and removing any change of control and protective provisions that do not align the interest of shareholders and the board of directors.

At the Company's 2003 annual meeting, you can decide whether Nautica's board needs greater representation from independent directors focused on the interests of all stockholders.

If you are concerned about producing the maximum value for our shares, we urge you to vote:

          o FOR the election of our nominees, William J. Fox and James A. Mitarotonda, to the Company's board

          o FOR our proposal to allow stockholders who own, individually or in the aggregate, 10% or more of the Company's common stock to call a special meeting of the stockholders


     We need you to vote FOR these proposals, so that the Barington Companies group nominees will be able to pursue our platform on your behalf.


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

                  Our Task is Great and Your Support is Needed



                  Act Now! If You are a Stockholder of Record,
            Sign and Return the GREEN Proxy Card Voting in Favor of
                    the Barington Companies Group Proposals.



Do not execute the white proxy card furnished by current management. Even if you have previously executed management's white proxy card, you may change your vote by signing and returning a later dated GREEN proxy card of the Barington Companies group. Only the latest dated proxy card will count.

If you hold your shares in street name, through a broker, bank or other custodian, carefully follow the instructions of your custodian and direct it to vote on your behalf FOR the Barington Companies Group proposals.

Our nominees are ready to act on your behalf.

    VOTE FOR THE BARINGTON COMPANIES GROUP PROPOSALS ON THE GREEN PROXY CARD

We thank you for your support.

For the Barington Companies group,


James A. Mitarotonda
Tel.  212-974-5701


               If you have any questions or need help voting FOR
                    the Barington Companies group proposals,
                      please contact our proxy solicitor:

                              D.F. King & Co, Inc.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                          Toll free at (888) 869-5550

                    all others call collect: (212) 269-5550




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